FOR IMMEDIATE RELEASE
For Further Information
Contact:  Angela Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
--------------------
203/853-4321


                   TRANS-LUX ANNOUNCES THIRD QUARTER RESULTS

NORWALK, CT, November 17, 2006 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the third quarter ended September 30, 2006. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Third Quarter 2006
Revenues for the third quarter totaled $15.44 million, up slightly from $15.36 million during the same period in 2005. The Company posted net income of $61,000 ($0.04 per share) during the third quarter of 2006, up from $11,000 ($0.01 per share) reported in last year's third quarter. A successful summer movie season for the Entertainment/Real Estate Division and a number of significant Display Division orders secured in the second quarter helped boost the Company's financials this quarter. Cash flow, as defined by EBITDA, increased to $3.6 million from $3.4 million in the third quarter of 2005.

Nine Months Ended September 30, 2006
For the nine months ended September 30, 2006, revenues totaled $40.8 million, up from $40.5 million during the same period in 2005. The Company posted a loss of $1.4 million (-$1.12 per share), compared with a loss of $812,000 (-$0.64 per share) during the same period last year, in which the Company benefited from the sale of some vacant land in Taos, New Mexico. The Company's results continue to be impacted by higher interest rate costs and a decrease in equipment rentals and maintenance revenues in the financial services market. EBITDA was $8.2 million for the nine-month period, compared with $8.8 million last year.

On June 15, 2006, the Company redeemed all of its $12.2 million 7 1/2% Convertible Subordinated Notes due December 1, 2006 (the "7 1/2% Notes"). The 7 1/2% Notes were convertible at the option of the holder into shares of Common Stock, $1 par value per share, of the Company at any time prior to the close of business on June 14, 2006 at the rate of $14.013 per share, which conversion rate was substantially above the current market price of the Common Stock. The Company utilized $6.1 million of its non-revolving line of credit to finance one-half of the redemption of the 7 1/2% Notes and utilized $6.1 million of available cash for the remaining one-half. The Board of Directors did not declare a dividend in the third quarter of 2006 in order to conserve cash and prepay the 7 1/2% Notes at the end of the second quarter.

While the Company has reduced its debt, higher interest rates have increased net interest expense. "Our continued commitment to cutting costs and improving efficiencies remains a key driver in increasing profitability," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "In addition, business development efforts in other markets helped to offset the downturn in the financial services market, and new sales continued to improve. The third quarter is typically a good period for our theatres and catalog scoreboard business - and this year was no exception."

Entertainment/Real Estate
A busy summer season at the theatres led to a successful quarter for the Entertainment/Real Estate division - revenue was up 4% for the nine months at $10.0 million, compared with $9.6 million in 2005. Top grossing films for the third quarter included Pirates of the Caribbean: Dead Man's Chest, Superman Returns and Talladega Nights: The Ballad of Ricky Bobby.

Display Division - Outdoor
The Outdoor Display division produced strong results this quarter, driven by the seasonal increases in catalog scoreboard sales as well as a new national sponsorship program for scoreboard products that was launched in 2006. Orders for LED CaptiVue(r) message centers and fuel PriceChanger displays in the commercial market continue.

Display Division - Indoor
The Indoor Display division benefited from new orders in the transportation and international financial markets, which helped offset the loss of recurring equipment rentals and maintenance revenues from the domestic financial services sector. As previously announced, the Company was awarded its first major contract from a large transportation facility for its new full color, LED graphics displays, RGB GraphixMax(T), to be used as passenger information displays. The Company also secured an order for full-matrix LED GraphixWall displays from GO Transit for track displays at Ontario's Union Station.

Also as previously announced, the Company secured a substantial order from a major commodities exchange in the Middle East for LED DataWall(r) and electronic ticker displays. Other successes in the financial services industry include a variety of orders for DataWall and LED Jet(r) displays for firms in various institutional and retail segments of the industry. However, disconnects of existing rental installations in the sector continue to negatively impact the bottom line.

Orders for displays in business school classroom applications continued, including a supplementary order from the University of North Carolina and an order from Elon University, also in North Carolina. The Company also obtained additional orders from two major affiliated food retailers for regional rollout programs of in-store promotional displays, as well as from a number of call centers through a collaboration with a software provider. In healthcare, various locations of a national HMO continued to order DataWall and VisionWriter(r) displays for pharmacy waiting rooms, and there were orders from private, government and military hospitals for pharmacy displays to use with patient notification systems.

In the gaming sector, the Company was awarded contracts from the Golden Nugget in Las Vegas for a new electronic sports book display system, as well as several other sports display systems for casinos in Latin America. Additional orders for sports book display equipment were secured from the Peppermill Casino and the Western Village Casino, both in Reno, Nevada.

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our newly designed website at www.trans-lux.com.

(Table of Operations attached)
                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward- looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 5

                                       TRANS-LUX CORPORATION

                                       RESULTS OF OPERATIONS
                                            (Unaudited)

<CAPTIONS>
                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                     SEPTEMBER 30                SEPTEMBER 30
                                                  -----------------           -----------------
(In thousands, except per share data)                2006      2005              2006      2005
                                                  -----------------           -----------------
Revenues                                          $15,437   $15,356           $40,756   $40,469

Net income (loss)                                      61        11            (1,405)     (812)

Calculation of EBITDA - add:
  Interest expense, net                             1,062     1,013             3,149     2,852
  Income tax provision (benefit)                       84        15              (726)     (496)
  Depreciation and amortization                     2,375     2,408             7,145     7,229
                                                  -----------------           -----------------
EBITDA (1)                                        $ 3,582   $ 3,447           $ 8,163   $ 8,773
                                                  =================           =================

Earnings (loss) per share - basic and diluted     $  0.04   $  0.01           $ (1.12)  $ (0.64)

Average common shares outstanding -
  basic and diluted                                 1,260     1,261             1,261     1,261


(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.